EXHIBIT 3.1

                              CERTIFICATE OF AMENDMENT
                                        OF
                             ARTICLES OF INCORPORATION
                           AFTER SHARES HAVE BEEN ISSUED


The undersigned certify that:

1.  They are the President and Secretary of the corporation.

2.  The name of the corporation is: Blagman-Century Media, Inc.

3. Article 1 of the Articles of Incorporation of this corporation is amended to read as follows: The name of the corporation is Century Media, Inc.

4. The foregoing amendment has been duly approved by the board of directors.

5. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with state law. The total number of outstanding shares of the corporation is 5,161,667. The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  October 28, 2002                          Robert Blagman, President
                                                 Robert Blagman, Secretary